Exhibit 99.1

             NBC Capital Corporation Reports Third Quarter Results

    STARKVILLE, Miss., Oct. 20 /PRNewswire-FirstCall/ -- NBC Capital Corporation (Amex: NBY), the holding company for National Bank of Commerce, today reported its results for the third quarter and nine-months ended September 30, 2003.

    "NBC's third quarter results reflected lower yields due to the current interest rate environment and the continuation of soft loan demand in the majority of our markets," stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "Our strategy of diversifying our income base beyond interest sensitive assets showed solid progress in the third quarter with non-interest income rising 12.3% to a record $5.2 million compared with the prior year. Growth in non-interest income did not offset our lower net interest income in the latest quarter.

    "The continuation of low interest rates and the interest rate cut by the Federal Reserve in July were the primary factors in posting lower interest income this quarter. In contrast, our mortgage fee income was almost double last year's amount due to increased home loan refinancing activity. We also benefited from continued management of non-interest expenses that remained approximately level with last year.

    "Loan quality remains very good as reflected in our $6.2 million reserve for loan losses. We continue to review our reserves and believe they provide a solid measure of protection based on our economic outlook and the credits in our portfolio," continued Mr. Mallory.


    Third Quarter Results

    Third quarter net income was $3.1 million, or $0.38 per diluted share, compared with $3.6 million, or $0.44 per diluted share, for the third quarter of 2002.

    Total interest income was $12.4 million for the third quarter of 2003 compared with $15.1 million in the third quarter of 2002. Interest and fees on loans declined 16.1% due to an 84 basis point decline in average rates and a 4% decrease in average volume. Interest and dividends on investment securities were down 22.6% compared with the third quarter of 2002 due to average yields declining 125 basis points compared with the third quarter of last year. Accelerated pre-payments of mortgage backed securities contributed significantly to this decline. This was partially offset by a $5.6 million increase in average balances in the investment portfolio from the third quarter of 2002.

    "Compounding the effects of low interest margins, loan demand also remains soft in most of our markets," noted Mr. Mallory. "We purchased loans in the secondary market during the quarter to bolster our loan portfolio. Based on current rates, we expect to earn a higher rate of return on the purchased loans than through our investment portfolio."

    NBC's provision for loan losses decreased to $680,000 compared with $755,000 in the third quarter of 2002. The lower provision for loan losses in the latest quarter reflects the reduced size of the loan portfolio and the improvement in overall loan quality compared with last year.


    Non-interest income rose 12.3% to $5.2 million compared with $4.6 million in the third quarter of 2002. Service charges on deposits were up 11.1% to $2.0 million, trust department income rose 6.4% to $467,000, insurance commission and fee income was up 9.3% to $1.2 million and mortgage loan income jumped 94.6% to $679,000 compared with the third quarter of 2002. NBC reported a net loss on securities of $6,000 compared with a net gain of $188,000 in the third quarter of last year.

    Income before taxes was $4.2 million compared with $4.8 million in the third quarter of 2002. The tax rate for the third quarter of 2003 was 25.1% compared with 25.7% in the third quarter of 2002.

    Assets totaled $1.04 billion at the end of the third quarter of 2003 compared with $1.07 billion in the third quarter of 2002. Loans totaled $584.9 million in the third quarter of 2003 compared with $594.1 million last year. Average earning assets were $980 million compared with $983 million in the third quarter of 2002. Return on average assets was 1.2% in the third quarter of 2003 compared with 1.4% in the same quarter of 2002. Return on average equity was 11.2% in the third quarter of 2003 compared with 13.2% in the third quarter of the prior year.


    Nine-Month Results

    Net income for the first nine months of 2003 was $10.2 million, or $1.25 per diluted share, compared with $10.8 million, or $1.32 per diluted share, in the same period of 2002. Net interest income was $25.1 million in the first nine months of 2003 compared with $28.3 million in the same period of 2002. Non-interest income rose to $16.1 million in 2003 compared with $13.1 million in the first nine months of 2002.

    Book value per share was $13.42 at September 30, 2003, and $13.54 at September 30, 2002. Shareholders' equity was $109.7 million and $111.1 million at September 30, 2003 and 2002, respectively. The decline in total equity was due primarily to the change in the accumulated other comprehensive income decreasing from an unrealized gain of $5,350,000 in the third quarter of 2002 to an unrealized loss of $1,544,000 in the latest quarter. The change was due to the upward movement of long-term interest rates in the third quarter of 2003 and the impact of this movement on the market value of the investment portfolio.


    2003 Expectations

    NBC expects earnings for 2003 to be in the range of $1.61 to $1.65 per diluted share compared with $1.73 reported in 2002. The earnings range for 2003 is reduced from previous guidance of $1.63 - $1.70 based on expectations for continued soft loan demand and stable interest rates in the fourth quarter of 2003. Expectations for the fourth quarter of 2003 are for income to be in the range of $0.36 - $0.40 per share. NBC's 2002 fourth quarter net income was $0.41 per diluted share.


    Conference Call

    NBC Capital will provide an on-line, real-time Web-cast and rebroadcast of its third quarter results conference call to be held tomorrow, October 21, 2003. The live broadcast of will be available on-line at www.nbcbankline.com under investor information and www.vcall.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.


    About NBC Capital Corporation

    NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in east Mississippi and Tuscaloosa, Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.


    Forward-Looking Statements

    This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Report on 10-Q for the quarter ended June 30, 2003, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.



                           NBC CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CONDITION
                                SEPTEMBER 30,
                     (In thousands, except share amounts)


                                                           2003       2002

    ASSETS:

    Cash and Due From Banks                              $26,013    $31,304
    Interest Bearing Deposits Due From Banks                 822        965

        Total Cash and Due From Banks                     26,835     32,269

    Securities:
      Securities Available for Sale                      340,128    340,038
      Securities Held to Maturity                         40,804     44,697

        Total Securities                                 380,932    384,735

    Federal Funds Sold and
     Securities Purchased Under Agreement To Resell          420     16,505

    Other Earning Assets                                  15,414     14,470

    Loans                                                584,884    594,115
    Less:  Reserve for Loan Losses                        (6,238)    (6,657)

        Net Loans                                        578,646    587,458


    Bank Premises And Equipment, Net                      14,750     14,995
    Interest Receivable                                    5,995      7,592
    Other Real Estate Owned                                  961      1,516
    Goodwill                                               2,853      2,853
    Other Assets                                          12,974     10,861

        Total Assets                                  $1,039,780 $1,073,254


    LIABILITIES AND SHAREHOLDERS' EQUITY:

    Non-Interest Bearing Deposits                       $104,923   $100,705
    Interest Bearing Deposits                            681,502    705,739

        Total deposits                                   786,425    806,444
    Interest Payable                                       1,254      1,849
    Federal Funds Purchased and
     Securities Sold Under Agreement to Repurchase        22,184     20,468
    Federal Home Loan Bank Borrowings                    111,765    118,158
    Other Liabilities                                      8,461     15,261

        Total Liabilities                                930,089    962,180

    SHAREHOLDERS' EQUITY:

    Common Stock - $1 Par Value, Authorized
     50,000,000 shares, Issued - 9,615,806 Shares at
     September 30, 2003 and September 30, 2002             9,616      9,616
    Surplus And Undivided Profits                        129,340    123,148
    Accumulated Other Comprehensive Income                (1,544)     5,350
    Treasury Stock at Cost (1,443,995 shares at
     September, 30, 2003 and 1,416,552 shares at
     September 30, 2002)                                 (27,721)   (27,040)

      Total Shareholders' Equity                         109,691    111,074

        Total Liabilities And Shareholders' Equity    $1,039,780 $1,073,254



    Note 1: The 2002 amounts have been restated to reflect the adoption of FASB Statement No. 147, "Acquisition of Certain Financial Institutions".


                           NBC CAPITAL CORPORATION
                       CONSOLIDATED STATEMENT OF INCOME
                   (In thousands, except per share amounts)

                                 FOR THE THREE MONTHS   FOR THE NINE MONTHS
                                  ENDED SEPTEMBER 30    ENDED SEPTEMBER 30

                                     2003       2002       2003       2002

    INTEREST INCOME:

    Interest And Fees On Loans      $8,325     $9,926    $25,663    $30,596
    Interest And Dividends On
      Investment Securities          3,969      5,127     13,046     15,001
    Other Interest Income               62         39        227        146

      Total Interest Income         12,356     15,092     38,936     45,743


    INTEREST EXPENSE:

    Interest On Deposits             3,018      4,200      9,984     13,203
    Interest On Borrowed Funds       1,252      1,469      3,875      4,288

      Total Interest Expense         4,270      5,669     13,859     17,491

      Net Interest Income            8,086      9,423     25,077     28,252
    Provision For Loan Losses          680        755      2,170      2,015

      Net Interest Income After
       Provision For Loan Losses     7,406      8,668     22,907     26,237


    OTHER INCOME:

    Service Charges On Deposit
     Accounts                        2,014      1,812      5,697      5,143
    Trust Department Income            467        439      1,371      1,317
     Insurance Commission and
     Fee Income                      1,182      1,081      3,438      3,046
    Mortgage Loan Fee Income           679        349      1,838        990
    Other Non-Interest Income          831        734      2,407      2,310
    Gains (Losses) On
     Securities - Net                   (6)       188      1,362        279

      Total Other Income             5,167      4,603     16,113     13,085


    OTHER EXPENSE:

    Salaries & Employee Benefits 4,976 4,889 14,969 14,681 Net Premises And Fixed Asset
     Expense                         1,192      1,201      3,539      3,517
    Other Operating Expense          2,244      2,312      6,761      6,410

      Total Other Expense            8,412      8,402     25,269     24,608



    Income Before Income Taxes       4,161      4,869     13,751     14,714
    Applicable Income Tax
     Expense                         1,046      1,253      3,550      3,855

      Net Income                    $3,115     $3,616    $10,201    $10,859


    Earnings Per Share:
      Basic                          $0.38      $0.44      $1.25      $1.32
      Diluted                        $0.38      $0.44      $1.25      $1.32


    Average Weighted Shares:
      Primary                    8,171,594  8,206,927  8,174,723  8,221,448
      Diluted                    8,182,445  8,230,635  8,185,306  8,235,117

    Note 1: The 2002 amounts have been restated to reflect the adoption of FASB Statement No. 147, "Acquisition of Certain Financial Institutions".



                           NBC CAPITAL CORPORATION
                             FINANCIAL HIGHLIGHTS
                 (amounts in thousands except per share data)


    FOR THE THREE MONTHS
     ENDED SEPTEMBER 30:                                   2003       2002


    Net Earnings                                          $3,115     $3,616
    Basic and Diluted Earnings Per Share                    0.38       0.44
    Cash Dividends Per Share                                0.24       0.22

    ANNUALIZED RETURNS
    Return on Average Assets                                 1.2%       1.4%
    Return on Average Equity                                11.2%      13.2%


    FOR THE NINE MONTHS
     ENDED SEPTEMBER 30:                                   2003       2002


    Net Earnings                                         $10,201    $10,859
    Basic and Diluted Earnings Per Share                    1.25       1.32
    Cash Dividends Per Share                                0.68       0.65

    ANNUALIZED RETURNS
    Return on Average Assets                                 1.3%       1.4%
    Return on Average Equity                                12.3%      13.6%


    SELECTED BALANCES AT
     SEPTEMBER 30:                                        2003       2002


    Total Assets                                      $1,039,780 $1,073,254
    Deposits and Securities Sold Under
     Agreements to Repurchase                            802,724    826,912
    Loans                                                584,884    594,115
    Total Securities                                     380,932    384,735
    Shareholders' Equity                                 109,691    111,074
    Market Price Per Share                                 24.24      25.10
    Book Value Per Share                                   13.42      13.54

    Note 1: The 2002 amounts have been restated to reflect the adoption of FASB Statement No. 147, "Acquisition of Certain Financial Institutions".



SOURCE  NBC Capital Corporation
    -0-                             10/20/2003
    /CONTACT: Richard T. Haston of NBC Capital Corporation, +1-662-324-4258/ /Audio: http://www.vcall.com /
    /Web site:  http://www.nbcbankline.com /
    (NBY)